Exhibit 99.1

Unusual Machines Enters into a Definive Agreement to Acquire Drone Software Company Aloft Technologies to Grow the American Drone Ecosystem

February 3, 2025 – Orlando, FL –Unusual Machines (NYSE: UMAC) has announced the signing of a binding agreement to acquire of Aloft Technologies, Inc. (https://www.aloft.ai/), the leading FAA-approved provider of unmanned aerial system (UAS) services to enterprise, public safety, and government customers. The acquisition is almost all in stock,valued at $14.5M.

The proposed acquisition brings together companies that share commitment to strengthening the U.S. drone industry. Aloft Technologies has long been recognized as the leader in the drone fleet and airspace management sector, powering more than 70% of all FAA-approved Low Altitude Authorization and Notification Capability (LAANC) airspace authorizations in the United States. Aloft has provided more than more than 1.6 million authorizations in total, with 400,000 authorizations provided in 2024.

Aloft has been able to leverage the data collected through millions of safe flights and airspace interactions to launch Air Boss, their new real-time UAS air traffic management (UTM) software. With the FAA forecasting more than 3 million drones in the airspace by 2028, outnumbering traditional aircraft more than 10-to-1, the coordination and integration of all aircraft is critical to national security and the national economy.

The closing of the acquisition is contingent on satisfaction of customary closing conditions by the parties including Aloft obtaining stockholder approval, the delivery by Aloft of its audited financials acceptable to Unusual Machines, the receipt of certain third party consents and the holders of no more than 10% of Aloft common stock have asserted appraisal rights.

“With the transition away from China, we need to care as much about our drone data as we do our drone parts. Aloft is the market leader and the answer to how we provide American software to complement our hardware,” said Allan Evans, CEO of Unusual Machines. “Air Boss is the culmination of their years of work in fleet and airspace management. It will unlock airspace collaboration between governments, business, and consumers in a way that could prevent the confusion of what happened in New Jersey from ever being an issue again.”

“Aloft’s mission has always been to enable flight through better technology and data-driven insights,” said Jonathan Hegranes, CEO and Co-Founder of Aloft.

“Joining Unusual Machines will accelerate our ability to achieve this mission at a larger scale while continuing to prioritize cybersecurity and American-made software solutions.”

The acquisition is expected to close in the coming months, with both companies working closely to ensure a seamless transition for customers and stakeholders.

About Aloft Technologies: Founded by Jon Hegranes and Joshua Ziering in 2015, Aloft Technologies is the leading provider of drone airspace and fleet management solutions in the United States. Powering millions of safe flights through its proprietary software, Aloft is trusted and beloved by government, public safety, enterprise, and recreational pilots alike. Aloft’s focus on cybersecurity, data intelligence, and American-made software has positioned it as a critical player in the evolving drone ecosystem.

About Unusual Machines: Unusual Machines manufactures and sells drone components and drones across a diversified brand portfolio, which includes Fat Shark, the leader in FPV (first-person view) ultra-low latency video goggles for drone pilots. The Company also retails small, acrobatic FPV drones and equipment directly to consumers through the curated Rotor Riot e-commerce store. With a changing regulatory environment, Unusual Machines seeks to be a dominant Tier-1 parts supplier to the fast-growing multi-billion-dollar U.S. drone industry. According to Fact.MR, the global drone accessories market is currently valued at $17.5 billion and is set to top $115 billion by 2032.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including the expectation of a successful consummation of the acquisition and the acquistion accelerating Aloft’s ability to meet its mission. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The results expected by some, or all of these forward-looking statements may not occur. Factors that affect these forward-looking statements are described more fully in the section titled “Risk Factors” contained in the Company’s final Prospectus filed with the Securities and Exchange Commission and the Prospectus Supplement filed with the Securities and Exchange Commission on December 17, 2024. In addition, other risks are Aloft meeting the closing conditions, Air Boss’ ability to unlock collaborative airspace governments, , the successful integration of Aloft and its employees into Unusual Machines as a wholly-owned subsidiary, and the acceptance by consumers of Aloft’s new real-time unmanned air traffic management (UTM) software. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Any forward-looking statement made by us herein speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether because of new information, future developments or otherwise, except as may be required by law.

For more information visit Unusual Machines at https://www.unusualmachines.com/.

Contact:
CS Investor Relations
917-633-8980
investors@unusualmachines.com

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